Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Investor Contact: Laura C. Baldwin Director of Finance and Investor Relations 214-473-3969 laura.baldwin@triadhospitals.com	Media Contact: Patricia G. Ball Vice President of Marketing & PA 214-473-3752 pat.ball@triadhospitals.com

Triad Announces Preliminary Results & Guidance

PLANO, TX (January 9, 2006) – Triad Hospitals, Inc. (the “Company” or “Triad”) (NYSE: TRI) today announced unaudited preliminary results for the fourth quarter and full year 2005 and guidance for 2006 and beyond.

2005 Results

Fourth Quarter

For the fourth quarter of 2005, the Company expects to report diluted EPS from continuing operations of approximately $0.65–0.67 on revenue of approximately $1.3 billion. The Company estimates that same-facility inpatient admissions decreased approximately 0.4%; excluding the impact of a change in insurance admission criteria at certain Alabama facilities and a shift in admissions from an existing Triad facility to a new Triad facility in the same market, the Company estimates that same-facility inpatient admissions increased approximately 1.6%.

Triad expects to report a provision for doubtful accounts of 9.4–9.6% of net revenue for the fourth quarter of 2005. Excluding self-pay discounts (which reduced both provision for doubtful accounts as a percent of net revenue and net revenue relative to what they would have been without the discounts), the Company expects the provision for doubtful accounts to be 12.5–12.7% of net revenue.

Full Year

For the full year 2005, the Company expects to report diluted EPS from continuing operations of approximately $2.78–2.80 on revenue of approximately $4.7 billion. The Company estimates that same-facility inpatient admissions increased approximately 0.7%; excluding the impact of a change in insurance admission criteria at certain Alabama facilities and a shift in admissions from an existing Triad facility to a new Triad facility in the same market, the Company estimates that same-facility inpatient admissions increased approximately 2.3%.

Triad expects to report a provision for doubtful accounts of 8.3–8.5% of net revenue for the full year 2005. Excluding self-pay discounts (which reduced both provision for doubtful accounts as a percent of net revenue and net revenue relative to what they would have been without the discounts), the Company expects the provision for doubtful accounts to be 11.2–11.4% of net revenue.

The Company plans to release its actual fourth quarter and full year 2005 earnings in February 2006 and to conduct a related conference call at that time.

2006 Guidance

Diluted EPS

For 2006, Triad expects to achieve diluted EPS from continuing operations of approximately $2.81–2.93. Effective January 1, 2006, the Company began recording stock compensation expense, in accordance with Statement of Financial Accounting Standards (SFAS) 123(R); excluding stock compensation expense, which is expected to be approximately $20 million after-tax, or $0.23 per diluted share, Triad expects to achieve diluted EPS from continuing operations of approximately $3.04–3.16.

Net Revenue

The Company expects 2006 revenue of approximately $5.4–5.6 billion, including approximately $330 million in revenue from Montclair Baptist Medical Center, Gateway Health System, and Beacon Hospital. The Company acquired a majority interest in Montclair Baptist Medical Center in October 2005; it expects to close the Gateway transaction in 2006 and to open Beacon Hospital in 2006 as well.

Same-facility inpatient admissions are expected to grow approximately 2–3%.

Same-facility revenue/adjusted admission is expected to grow approximately 5.0–6.0%:

•	Medicare—2.5–3.0% increase
•	Medicaid—(1.0)% decrease–0.0% increase
•	Managed Care—5.0–6.0% increase
•	All Other—6.0–7.0% increase
•	Case Mix Increase—0.5–1.0%

Provision for Doubtful Accounts

The Company’s diluted EPS guidance incorporates an expected provision for doubtful accounts of approximately 8.7% of net revenue in 2006. This reflects the expected impact of the Company’s self-pay discount policy, which reduces both revenue and the provision as a percent of net revenue in 2006 relative to what they would have been without the discounts. Excluding the self-pay discount policy, the Company expects the provision for doubtful accounts to be approximately 12.0% of net revenue in 2006. Triad believes that the provision will likely fluctuate from quarter to quarter during 2006 based on evolving business conditions and the effectiveness of Company actions in response, and this may impact 2006 EPS.

Allowance for Doubtful Accounts

Triad has primarily utilized an accounts receivable lookback process, augmented by other analytical methods, to determine the allowance for doubtful accounts; this process has been performed every quarter since the Company’s inception. The AR lookback process for the fourth quarter of 2005 reflected a favorable estimation of the required allowance for doubtful accounts. Management was not comfortable with the favorable allowance estimation determined through the AR lookback process, however, because the self-pay discounts appear to have skewed the results; therefore, management relied more on other analytical methods to determine an appropriate allowance. Management has examined accounts receivable agings and recorded an allowance of approximately 62% of discounted self-pay receivables, which is more than what the AR lookback process would have required. The allowance for doubtful accounts continues to include the $15 million to reflect potential further deterioration in historical write-offs that the Company recorded in third quarter 2003.

Other Items

The Company’s guidance for 2006 EPS from continuing operations incorporates the impact of information systems conversion costs, increased utility costs and subsidies, and external development projects. The Company plans to begin in 2006 a multiyear process to convert its disparate information systems to one common system as part of an overall information technology strategic plan. While information systems operating costs are expected to remain the same once the conversion is completed, the Company will incur conversion costs through 2008; 2006 conversion costs are expected to be approximately $7 million after-tax, or $0.08 per diluted share. In addition, Triad expects an increase of approximately $12 million after-tax, or $0.14 per diluted share, from increased utility costs and subsidies for hospital-based physician services.

The Company expects to close on a venture to acquire a majority interest in Gateway Health System in Clarksville, TN, during the first quarter of 2006, which is expected to have a neutral impact on 2006 diluted EPS. The Company has also entered into an agreement to manage the operations of Beacon Hospital in Dublin, Ireland, which is expected to open in the fourth quarter of 2006; this agreement is expected to negatively impact 2006 earnings by $4 million after-tax, or $0.05 per diluted share, but should be accretive to earnings by mid-2007.

Capital Expenditures and Returns

Capital Expenditures

Capital expenditures are expected to total approximately $600-700 million in both 2006 and 2007:

•	$125 million for maintenance
•	$175-225 million for internal expansion
•	$250-280 million for external development (including joint ventures, de novo hospitals, and acquisitions)
•	$50-70 million for information systems conversion

Expected Internal Rate of Return

The Company expects to achieve an average internal rate of return (IRR) on its development projects in the mid-teens range:

•	Acquisitions – 12-16% IRR
•	De Novo Hospitals – 14-18% IRR
•	Joint Ventures – 14-22% IRR

Return on Invested Capital

The Company also expects to achieve further gradual improvement over time, with occasional fluctuation, in its overall return on invested capital.

Beyond 2006

Because of an increase in provision for doubtful accounts and information systems conversion costs, the Company expects 2007 diluted EPS to grow approximately 10-13%; however, beyond 2007, the Company expects to return to annual EPS growth in the mid-teens percent range.

Triad will conduct a conference call at 9:00 am Eastern Time (8:00 am Central Time) today, January 9, to discuss these results. To listen to the call, please call 800-289-0743, confirmation code 2405109. International participants, please call 913-981-5546, confirmation code 2405109. This conference call will be simulcast on the Internet via the Triad website at www.triadhospitals.com. A recorded replay of the call will be available for 14 days at 719-457-0820 or 888-203-1112, confirmation code 2405109.

Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected larger urban markets. The Company currently operates 49 hospitals and 10 ambulatory surgery centers in 15 states with approximately 8,845 licensed beds. In addition, through its QHR subsidiary, the Company provides consulting, education, intensive resources and management services to hospitals and health systems throughout the United States.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDA; the Company believes this information is useful to investors and other interested parties; such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies; reconciliation of this information to the most comparable GAAP measure is included as an attachment to this release. All references to “Company”, “Triad”, and “Triad Hospitals, Inc.” as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.